Exhibit 99.1

Reviv3 Procare Reports Record 2022 Financial Results and Provides Business Updates

Record Fiscal Year 2022 revenue of $2.3 Million reflects 43% year-over-year growth.

Company expects revenue for Q1 ending August 31, 2022 exceeding $3.4 Million, a substantial increase compared to the same prior year period, primarily as a result of the previously announced asset acquisition of AXIL & Associated Brands.

LOS ANGELES, CA / August 25, 2022 / Reviv3 Procare Company (OTCQB: RVIV), an emerging global e-commerce brand in hair care products industry and hearing protection and enhancement products, today announced its financial and operational results for fiscal year ended May 31, 2022.

Fiscal Year End 2022 Financial Summary

•	Revenues increased 43% to $2,336,257 compared to $1,633,609 in the previous year, primarily driven by our marketing initiatives in the direct-to-consumer sales channels.
•	Gross profit in the fiscal year of 2022 increased to $1,507,671, or 64.5% of revenues, compared to gross profit of $1,033,908, for fiscal year 2021.
•	Net loss in the FY 2022 was $182,903, compared to net loss of $297,755 for FY 2021.

Management Commentary

“For 2022 fiscal year, our revenue grew by approximately $700,000, or 43% to over $2.3 million. Despite increase in costs due to supply chain disruptions and inflationary pressures, we decreased our operating expense margins as percentage of net revenue to 73.6% compared to 82.9% for the comparable period in 2021. Our net loss decreased by approximately 39% to $182,903.

Looking ahead, our AXIL asset acquisition completed in June 2022 is having an immediate impact to our business. The combination of our existing team and the many talented people of AXIL continue to generate higher efficiencies in our operational and marketing efforts. As a result, we expect our first quarter 2023 revenues to exceed $3.4 million and look forward to sharing our full financial results for the first quarter of 2023 in the coming weeks. We are thrilled to welcome Weston Harris and his team to Reviv3,” said Jeff Toghraie, Chief Executive Officer of Reviv3.

“As previously reported in our Form 8-K filing with the SEC on July 7, 2022, for fiscal year 2021 and 2020, AXIL & Associated Brands reported revenues of over $13 million and $9 million respectively,” said Weston Harris, AXIL’s founder and the Reviv3’s Director of Innovation. “This business combination allows Reviv3 to explore a host of new opportunities and resources which we believe will meaningfully improve new product initiatives, financial performance and growth potential. We look forward to updating our customers and shareholders of the new and exciting developments in the coming weeks and months.”

About Reviv3 Procare Company

Reviv3 Procare Company (OTCQB: RVIV) is an emerging global e-commerce consumer products company. The Company is a direct-to-consumer marketer of premium hair and skincare products under its in-house Reviv3 Procare brand and hearing enhancement and protection products, including ear plugs, ear muffs and ear buds, under the brand AXIL - selling products in the United States, Canada, the European Union and throughout Asia. To learn more, please visit the Company's website at www.reviv3.com and, for the AXIL brand, visit www.goaxil.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of the federal securities laws. The use of words such as "anticipates," "expects," "intends," "plans," “will,” “may,” “should,” “could,” “would,” “guidance,” “outlook,” "confident that" and "believes," among others, generally identify forward-looking statements.

These forward-looking statements are based on currently available information, and management's beliefs, projections, and current expectations, and are subject to a number of significant risks and uncertainties, many of which are beyond management’s control and may cause Reviv3’s results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things: (i) Reviv3's ability to grow net sales as anticipated and perform in accordance with guidance; (ii) our ability to generate sufficient revenue to support Reviv3’s operations and to raise additional funds or obtain other forms of financing as needed on acceptable terms, or at all; (iii) potential difficulties or delays Reviv3 may experience in implementing its cost savings and efficiency initiatives, including integrating the AXIL brand; (iv) Reviv3's ability to compete effectively with other hair and skincare companies and hearing enhancement and protection companies; (v) the concentration of Reviv3's customers, potentially increasing the negative impact to Reviv3 by changing purchasing or selling patterns; (vi) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Reviv3 operates, including, without limitation, with respect to taxes, tariffs, trade policies or product safety, which may increase Reviv3's product costs and other costs of doing business, and reduce Reviv3's earnings; and (vi) the impact of unstable market and general economic conditions on Reviv3’s business, financial condition and stock price, including inflationary cost pressures, decreased discretionary consumer spending, supply chain disruptions and constraints, labor shortages, ongoing economic disruption, including the effects of the Ukraine-Russia conflict and ongoing impact of COVID-19, and other downturns in the business cycle or the economy. There can be no assurance as to any of these matters, and potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Except as required by law, Reviv3 does not assume any obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

The preliminary selected financial results for the quarter ending August 31, 2022 in this press release are preliminary, are not a comprehensive statement of financial results for such quarter, and are provided prior to completion of all internal and external review and audit procedures and, therefore, are subject to adjustment. Actual results may vary from these estimates, and the variations may be material. Among the factors that could cause or contribute to material differences between the Company’s actual results and expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: changes to the Company’s financial results for the quarter ending August 31, 2022 due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time that the Company’s financial statements for the quarter are finalized and publicly released and other risks and uncertainties described above and in the Company’s filings with the Securities and Exchange Commission.